================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 3


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

CITY OF LONDON INVESTMENT GROUP PLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

10 EASTCHEAP
--------------------------------------------------------------------------------
                                    (Street)

LONDON                               ENGLAND              EC3M ILX
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

FEBRUARY 26, 2002(1)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

THE INDIA GROWTH FUND, INC. ("IGF")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

FEBRUARY 26, 2002(2)
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person









================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                             3. Ownership Form:
                                                 2. Amount of Securities        Direct (D) or           4. Nature of Indirect
1. Title of Security                                Beneficially Owned          Indirect (I)               Beneficial Ownership
   (Instr. 4)                                       (Instr. 4)                  (Instr. 5)                 (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (3)                    0                     N/A
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (4)                    0                     N/A
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (5)                    0                     N/A
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (6)              139,060                      D
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (7)              176,666                      D
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (8)              194,477                      D
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (9)              176,561                      D
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (10)             159,375                      D
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (11)               7,200                      D
---------------------------------------------    --------------------        ------------------         -----------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE (12)              15,800                      D
===============================================================================================================================

*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                            (Print of Type Responses)

================================================================================
              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                    3. Title and Amount of Securities                   5. Ownership
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
N/A
====================================================================================================================================

Explanation of Responses:

(1) The date City of London Investment Group PLC ("CLIG") and its wholly owned subsidiary, City of London Investment Management Company Limited ("CLIM"), became obligated to file a report on Schedule 13D. CLIG is the parent holding company of CLIM, which provides investment advisory services to the funds listed in notes 6 through 11 below, and City of London Quantitative Management Limited ("CLQM"), which provides investment advisory services to the fund listed in note 12 below. This filing shall not be deemed an admission by any of CLQM or the listed funds that they are subject to reporting under Section 16(a). The aggregate number of shares shown as beneficially owned by CLIG and CLIM in the Form 3 prior to its amendment is equal to the aggregate number of shares beneficially owned by them for purposes of Section 13(d).
(2) This amendment is being filed to reflect the fact that neither CLIG, CLIM nor CLQM are the beneficial owners of any shares of IGF as the term "beneficial owner" is defined in Rule 16a-1(a)(2).
(3) Regarding CLIG: CLIG has no pecuniary interest in any of the shares owned directly by the funds listed in notes 6 through 12 below.
(4) Regarding CLIM: CLIM has no pecuniary interest in any of the shares owned directly by the funds listed in notes 6 through 11 below.
(5) Regarding CLQM: CLQM has no pecuniary interest in any of the shares owned directly by the fund listed in note 12 below.
(6)  These securities are beneficially owned by The Emerging World Fund.
(7) These securities are beneficially owned by Global Emerging Markets Country Fund.
(8) These securities are beneficially owned by Investable Emerging Markets Country Fund.
(9)  These securities are beneficially owned by MP Emerging Markets Country
     Fund.
(10) These securities are beneficially owned by GFM (Institutional) Emerging Markets Country Fund.
(11) These securities are beneficially owned by Tradex Global Equity Fund.
(12) These securities are beneficially owned by Global Optimization Fondo de Inversion Internacional.


/s/ DOUGLAS F. ALLISON                                        JULY 9, 2002
---------------------------------------------            -----------------------
Douglas F. Allison, Finance Director                              Date

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      City of London Investment Management Company Limited
----

Address:                   10 Eastcheap
-------                    London EC3M ILX, England


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 City of London Investment Management Company Limited
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      City of London Quantitative Management Limited
----


Address:                   510 Thornall Street, Suite 220
-------                    Edison, NJ 08837
                           United States


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------




Signature:                 City of London Quantitative Management Limited
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      The Emerging World Fund
----


Address:                   IFSC House
-------                    International Financial Services Centre
                           Dublin 1
                           Ireland


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 The Emerging World Fund
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




*See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      Global Emerging Markets Country Fund
----


Address:                   10 Eastcheap
-------                    London EC3M ILX, England



Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 Global Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      Investable Emerging Markets Country Fund
----


Address:                   10 Eastcheap
-------                    London EC3M ILX, England


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 Investable Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      MP Emerging Markets Country Fund
----


Address:                   10 Eastcheap
-------                    London EC3M ILX, England


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 MP Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      GFM (Institutional) Emerging Markets Country Fund


Address:                   20 Queen Street
-------                    West suite 3206
                           Toronto, Ontario, M5H 3R3, Canada


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 GFM (Institutional) Emerging Markets Country Fund
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      Tradex Global Equity Fund
----


Address:                   Clarica Centre
-------                    50 O'Connor Street, Suite 1120
                           Ottawa, Ontario K1P 6L2, Canada


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 Tradex Global Equity Fund
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                      Global Optimization Fondo de Inversion Internacional
----


Address:                   510 Thornall Street, Suite 220
-------                    Edison, NJ 08837
                           United States


Designated Filer:          City of London Investment Group PLC
----------------


Issuer and Ticker Symbol:  The India Growth Fund, Inc. ("IGF")
------------------------


Date of Event
Requiring Statement:       February 26, 2002*
-------------------


Signature:                 Global Optimization Fondo de Inversion Internacional
---------

                           By: /s/ Douglas F. Allison
                               ----------------------
                           Name:   Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 3.